SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2008

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 3, 2008, TVI Corporation (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) stating that the Company has not regained compliance with the $1.00 minimum closing bid price requirement set forth in Marketplace Rule 4310(c)(4). The staff determination letter further states that the Company’s common stock will be delisted from the NASDAQ Capital Market on June 12, 2008, unless the Company requests a hearing to appeal the determination to delist its common stock to a NASDAQ Listing Qualifications Panel (the “Panel”). The Company has requested such a hearing with the Panel, which automatically stays the delisting until the Panel reaches a decision. The Panel will typically hold a hearing to consider an appeal within 45 days after the request for a hearing is made, and it may take up to 30 days after the hearing for the Panel to make a decision on the appeal.

At the hearing, the Company intends to present a plan of compliance, consisting of a reverse stock split, for its continued listing on the NASDAQ Capital Market. The plan will involve a request for additional time, not to exceed 180 days from June 3, 2008, for the Company to regain compliance without effecting a reverse stock split, provided that if the Company does not achieve compliance by a certain date within the extended cure period, the Company will effect a reverse stock split. Under Maryland law, the Company can propose and effect a reverse stock split without obtaining stockholder approval, which means that the Company can effect a reverse split without the cost, delay and uncertainty associated with planning and holding a special meeting of stockholders. The Company has not yet established the ratio for the split, if one is required. There can be no assurance that the Panel will approve the Company’s plan of compliance, in whole or in part, or grant the Company’s request for continued listing on the NASDAQ Capital Market. The Company believes that it currently complies with all the requirements for continued listing on the NASDAQ Capital Market, except for the $1.00 minimum closing bid price.

If the Panel determines to delist the Company’s securities, its common stock may trade on the National Association of Securities Dealers’ OTC Bulletin Board. However, the Company’s common stock would not be immediately eligible to trade on the OTC Bulletin Board unless an independent market-maker (not the Company) makes an application to register in and quote the common stock in accordance with the Securities and Exchange Commission’s rules and such application is cleared. In the event of a delisting, the Company intends to request that a market maker make an application to register in and quote the Company’s common stock on the OTC Bulletin Board, but there can be no assurance that a market maker will make such application or that such application will be approved.

A copy of the Company’s press release announcing the Company’s receipt of the staff determination letter is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company has received the resignation of Sean Hunt, as the Company’s Senior Vice President, General Counsel and Corporate Secretary. Mr. Hunt’s resignation is effective as of June 23, 2008. Mr. Hunt has informed the Company that he has accepted an attractive executive position with another company.

Item 8.01 Other Events

The information provided above in Item 3.01 and attached as Exhibit 99.1 to this Current Report on Form 8-K is incorporated by reference into this Item 8.01 as definitive additional soliciting material.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Press Release issued by TVI Corporation on June 9, 2008 entitled “TVI Corporation Receives Nasdaq Delisting Notice; Company Files Appeal To Stay Delisting”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: June 9, 2008	/s/ Sherri S. Voelkel
Sherri S. Voelkel
Senior Vice President and Chief Financial Officer

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